Exhibit 99.1

B2 Fighting Series Sets New Weekend Revenue Record in Lexington

TAMPA, FL, December 8, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series just logged its biggest weekend ever, bringing in a total of $56,320 over two tremendous Live MMA events held at the Central Bank Center in Lexington, Kentucky.

B2 matchmaker Brandon ‘Hardrock’ Higdon commented, “B2 Fighting Series just wrapped up a huge weekend of fights. On Friday night, we saw pro heavyweight Austin Green hold onto his undefeated status with another first round victory. We were also treated to a highlight reel performance in the Main Event as Chance Beck knocked out a game 10-win Kenny Gaudreau in 21 seconds. Saturday night didn’t disappoint either, as Jason Butcher successfully defended his Pro Light Heavyweight Title with a first-round triangle choke submission over an undefeated Karl Williams. The energy on both nights was palpable, and the crowd was clearly entertained.”

Overall, B2FS 141 and 142 pitted 44 fighters in tight, entertaining matchups across two nights at an excellent venue, including two title fights: Hunter Watt climbed to 6-0 on Friday as he claimed the B2FS Welterweight Amateur Championship in an exciting unanimous decision 5-round victory over Spencer Oberbroeckling, who came into the fight at 5-1, and Chance Beck held onto the B2FS Light Heavyweight Championship with his stunning first-round KO on Saturday.

The net result for the Company was its best weekend in corporate history, with a total of $56,320 coming in the door. Over $45k of that was from in-person tickets.

“Kentucky has been a strong growth market for B2FS live events, so it’s hardly shocking to set a new company record for weekend revenues in the state,” commented Greg P. Bell, CEO of B2Digital. “This great weekend will help us close our best-ever year with accelerating performance gains. I am so proud of our team. We have become a well-oiled machine, capable of doing more events and bigger events than ever before. Our fighters continue to improve, and we continue to attract higher caliber talent. And we are successfully delivering a product driven by that talent week in, week out, across more states than ever before. Doing two big events in one weekend with big crowds and no snags is a testament to how we have grown this year.”

The B2 Fighting Series will be back in action on Saturday, December 18 at the Columbus Convention & Trade Center in Columbus, Georgia. The event promises to be another action-packed night of top pro and amateur MMA. For those who missed out on this past weekend’s live action, replays are now available to watch on the B2 Fighting Series OTT Apps: Apple TV and Amazon Fire.

About B2Digital Inc.

B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

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The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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